Media contact:         Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181
Investor contact:         Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:         www.Navistar.com/newsroom

NAVISTAR REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS

•	Achieves 1.3 share point growth in Core market share; regains leading position in bus market

•	Reports fourth quarter 2019 net income of $102 million, adjusted EBITDA of $219 million

•	Reports full-year net income of $221 million, adjusted EBITDA of $882 million

•	Delivers seventh consecutive year of adjusted EBITDA improvement

•	Generates $263 million of manufacturing free cash flow for the year
LISLE, Ill. - December 17, 2019 - Navistar International Corporation (NYSE: NAV) today announced fourth quarter 2019 net income of $102 million, or $1.02 per diluted share, compared to fourth quarter 2018 net income of $188 million, or $1.89 per diluted share. Navistar reported net income of $221 million, or $2.22 per diluted share for fiscal year 2019, versus net income of $340 million, or $3.41 per diluted share, for fiscal year 2018.
Adjusted net income for the fourth quarter was $114 million versus $189 million in the same period one year ago. Adjusted net income for fiscal year 2019 increased 29 percent to $423 million versus $327 million in 2018.
Fourth quarter 2019 adjusted EBITDA was $219 million versus $322 million one year ago. Fiscal year 2019 adjusted EBITDA increased seven percent to $882 million, versus $826 million in 2018. This marks the company’s seventh consecutive year of annual growth in adjusted EBITDA.
Revenues in the quarter were $2.8 billion, down 16 percent compared to fourth quarter 2018. The revenue decrease was largely driven by very strong fourth quarter 2018 vehicle chargeouts following supplier production constraints in the third quarter of that year, the impact of the sale of Navistar Defense in December 2018, and lower industry demand in the quarter. Revenue for fiscal year 2019 was up 10 percent to $11.25 billion, led by a 26 percent increase in worldwide chargeouts to 106,500 units for the year. During the year, Navistar’s Core market share grew by 1.3 points, to 18.8 percent. The company increased its school bus market share to 35.8 percent, where it is once again the industry leader, increased its Class 6-7 medium duty market share to 27 percent, as well as increased its Class 8 market share to 14.1 percent. This marks the company’s third consecutive year of Core market share growth.
Navistar finished fourth quarter 2019 with $1.4 billion in consolidated cash, cash equivalents and marketable securities, and with $1.3 billion in manufacturing cash, cash equivalents and marketable securities. For the year, the company generated $263 million of manufacturing free cash flow.
“During 2019, we grew adjusted EBITDA and adjusted net income while growing our Core market share to 19 percent, for a total of three points of share gain in the last three years,” said Troy A. Clarke, Navistar chairman, president and

CEO. “Our Navistar 4.0 strategy builds on this performance and incorporates major investments in the business that will deliver strong benefits for both customers and shareholders.”
Navistar 4.0, the company’s five-year improvement strategy which was presented at the company’s Investor Day in September, lays out a plan to increase the company's EBITDA margins to 12 percent by the end of 2024. The plan commits to advanced operational approaches, including a unified enterprise platform strategy, advanced modular architecture and the most capable manufacturing network in the industry. The company also announced it plans a capital investment of more than $250 million in a new industry benchmark manufacturing facility in San Antonio, Texas, which will have best-in-class lean processes and will be Industry 4.0 ready. This is in addition to the company’s June announcement of investing $125 million in its Huntsville, Alabama manufacturing facilities to produce next-generation, big-bore powertrains being developed with Navistar’s global alliance partner TRATON GROUP.
In October, Navistar launched NEXT eMobility Solutions, a business unit that is dedicating a world-class, lean engineering team to develop the best products in the electric vehicle space, using a unique consultative philosophy that embraces the full range of customers' needs. Navistar also unveiled a prototype electric version of the International® MV™ Series medium-duty vehicle. Additionally, the company launched International® 360, a groundbreaking service communications and fleet management platform that delivers seamless, transparent communications with the International® service network.
2020 INDUSTRY AND FINANCIAL GUIDANCE
The company reiterated its 2020 industry guidance and updated the following full-year financial guidance:

•
Industry retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecasted to be in the range of 335,000 to 365,000 units, with Class 8 retail deliveries between 210,000 and 240,000 units.

•	Revenues are expected to be in the range of $9.25 billion to $9.75 billion.

•	Adjusted EBITDA is expected to be in the range of $700 million to $750 million.
“With a proven track record of managing costs and improving operating results, Navistar is in a much better position than in the past to do well even during cyclical downturns,” Clarke said. “We are taking actions to adjust our business to current market conditions, including reducing production rates and SG&A expenses while restructuring our global and export operations. Building on the strong gains achieved over the last several years, Navistar has a clear roadmap in place for sustained growth that will set it apart from the industry.”

SEGMENT REVIEW
Summary of Financial Results:

	(Unaudited)
	Quarters Ended October 31,		Years Ended October 31,
(in millions, except per share data)	2019	2018	2019	2018
Sales and revenues, net	$2,780	$3,317	$11,251	$10,250
Segment Results:
Truck	$86	$197	$269	$397
Parts	161	156	598	569
Global Operations	(10)	4	—	2
Financial Services	30	26	123	88
Income from continuing operations, net of tax(A)	$102	$188	$221	$340
Net income(A)	102	188	221	340
Diluted earnings per share(A)	1.02	1.89	2.22	3.41
_______________
(A) Amounts attributable to Navistar International Corporation.
Truck Segment - For the fourth quarter 2019, the Truck segment recorded a profit of $86 million, compared with a year-ago fourth quarter profit of $197 million. The year-over-year decline was primarily due to an 18 percent decline in the company’s Core chargeouts, as well as the impact of the sale of a majority interest in the Navistar Defense business.
For the 2019 fiscal year, the Truck segment recorded a profit of $269 million, compared with a fiscal year 2018 profit of $397 million. The decrease was primarily driven by charges related to a legacy engine class action settlement and the impact of the sale of a majority interest in Navistar Defense. These items were partially offset by higher volumes in the company’s Core markets.
Parts Segment - For the fourth quarter 2019, the Parts segment recorded a profit of $161 million, compared with a year-ago fourth quarter profit of $156 million. For the 2019 fiscal year, the Parts segment recorded a profit of $598 million, compared to a fiscal year 2018 profit of $569 million. The results were primarily driven by improved North American operating results, reflecting the company’s growing private label business, partially offset by lower Blue Diamond Parts volumes.
Global Operations Segment - For the fourth quarter 2019, the Global Operations segment recorded a loss of $10 million, compared to a year-ago fourth quarter profit of $4 million. The year-over-year change was driven largely by a $14 million restructuring charge related to cost reduction actions, including ceasing production at the company’s MWM Argentina engine plant and restructuring activities in Brazil.
For the 2019 fiscal year, the Global Operations segment operated at breakeven compared to a year-ago fiscal year profit of $2 million. The Global Operations segment results decrease was primarily driven by the impact of product mix and an increase in restructuring charges related to cost reduction actions, partially offset by lower SG&A expenses and the impact of the sale of the company’s former joint venture in China with JAC.

Financial Services Segment - For the fourth quarter 2019, the Financial Services segment recorded a profit of $30 million, up slightly compared with fourth quarter 2018. The results were primarily driven by lower interest expense due to the payoff of the company’s $400 million Term Loan in May.
For the 2019 fiscal year, the Financial Services segment recorded a profit of $123 million, compared to a year-ago fiscal year profit of $88 million. The increase is primarily driven by higher revenue, an improved funding strategy to manage borrowing costs, and higher income from an intercompany loan.
About Navistar
Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement
Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2019. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries
Consolidated Statements of Operations

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions, except per share data)	2019	2018	2019	2018
Sales and revenues
Sales of manufactured products, net	$2,731	$3,275	$11,061	$10,090
Finance revenues	49	42	190	160
Sales and revenues, net	2,780	3,317	11,251	10,250
Costs and expenses
Costs of products sold	2,272	2,702	9,245	8,317
Restructuring charges	11	—	12	(1)
Asset impairment charges	1	3	7	14
Selling, general and administrative expenses	208	215	934	828
Engineering and product development costs	77	75	319	297
Interest expense	69	87	312	327
Other income, net	24	12	164	48
Total costs and expenses	2,662	3,094	10,993	9,830
Equity in income of non-consolidated affiliates	—	—	4	—
Income before income taxes	118	223	262	420
Income tax expense	(10)	(27)	(19)	(52)
Net income	108	196	243	368
Less: Net income attributable to non-controlling interests	6	8	22	28
Net income attributable to Navistar International Corporation	$102	$188	$221	$340

Earnings per share attributable to Navistar International Corporation:
Basic:	$1.03	$1.90	$2.23	$3.44
Diluted:	$1.02	$1.89	$2.22	$3.41
Weighted average shares outstanding:
Basic	99.4	99.1	99.3	98.9
Diluted	99.6	99.7	99.5	99.6

Navistar International Corporation and Subsidiaries
Consolidated Balance Sheets

	As of October 31,
(in millions, except per share data)	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$1,370	$1,320
Restricted cash and cash equivalents	133	62
Marketable securities	—	101
Trade and other receivables, net	338	456
Finance receivables, net	1,923	1,898
Inventories, net	911	1,110
Other current assets	277	189
Total current assets	4,952	5,136
Restricted cash	54	63
Trade and other receivables, net	10	49
Finance receivables, net	274	260
Investments in non-consolidated affiliates	31	50
Property and equipment, net	1,309	1,370
Goodwill	38	38
Intangible assets, net	25	30
Deferred taxes, net	117	121
Other noncurrent assets	107	113
Total assets	$6,917	$7,230
LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$871	$946
Accounts payable	1,341	1,606
Other current liabilities	1,363	1,255
Total current liabilities	3,575	3,807
Long-term debt	4,317	4,521
Postretirement benefits liabilities	2,103	2,097
Other noncurrent liabilities	645	731
Total liabilities	10,640	11,156
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (103.1 shares issued and 220 shares authorized at both dates)	10	10
Additional paid-in capital	2,730	2,731
Accumulated deficit	(4,409)	(4,593)
Accumulated other comprehensive loss	(1,912)	(1,920)
Common stock held in treasury, at cost (3.9 and 4.2 shares, respectively)	(147)	(161)
Total stockholders’ deficit attributable to Navistar International Corporation	(3,726)	(3,931)
Stockholders’ equity attributable to non-controlling interests	3	5
Total stockholders’ deficit	(3,723)	(3,926)
Total liabilities and stockholders’ deficit	$6,917	$7,230

Navistar International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	For the Years Ended October 31,
(in millions)	2019	2018
Cash flows from operating activities
Net income	$243	$368
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132	140
Depreciation of equipment leased to others	61	71
Deferred taxes, including change in valuation allowance	(31)	4
Asset impairment charges	7	14
Gain on sales of investments and businesses, net	(56)	—
Amortization of debt issuance costs and discount	19	31
Stock-based compensation	23	32
Provision for doubtful accounts, net of recoveries	4	10
Equity in income of non-consolidated affiliates, net of dividends	(2)	5
Write-off of debt issuance cost and discount	6	43
Other non-cash operating activities	(9)	(23)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed:
Trade and other receivables	141	(109)
Finance receivables	(42)	(405)
Inventories	103	(257)
Accounts payable	(250)	317
Other assets and liabilities	101	26
Net cash provided by operating activities	450	267
Cash flows from investing activities
Purchases of marketable securities	—	(251)
Sales of marketable securities	—	460
Maturities of marketable securities	102	60
Capital expenditures	(134)	(113)
Purchases of equipment leased to others	(152)	(232)
Proceeds from sales of property and equipment	14	11
Proceeds from (payments for) sales of affiliates	100	(3)
Other investing activities	2	2
Net cash used in investing activities	(68)	(66)
Cash flows from financing activities
Proceeds from issuance of securitized debt	363	339
Principal payments on securitized debt	(316)	(364)
Net change in secured revolving credit facilities	12	135
Proceeds from issuance of non-securitized debt	209	3,248
Principal payments on non-securitized debt	(1,044)	(2,920)
Net change in notes and debt outstanding under revolving credit facilities	527	(10)
Debt issuance costs	(9)	(41)
Proceeds from financed lease obligations	22	63
Proceeds from exercise of stock options	4	8
Dividends paid by subsidiaries to non-controlling interest	(24)	(27)
Other financing activities	(2)	(17)
Net cash provided by (used in) financing activities	(258)	414
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	(10)
Increase in cash, cash equivalents and restricted cash	112	605
Cash, cash equivalents and restricted cash at beginning of the year	1,445	840
Cash, cash equivalents and restricted cash at end of the year	$1,557	$1,445

Navistar International Corporation and Subsidiaries
Segment Reporting
(Unaudited)

We define segment profit (loss) as net income (loss) attributable to Navistar International Corporation, excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended October 31, 2019
External sales and revenues, net	$2,096	$546	$86	$52	$—	$2,780
Intersegment sales and revenues	9	1	7	19	(36)	—
Total sales and revenues, net	$2,105	$547	$93	$71	$(36)	$2,780
Income (loss) from continuing operations attributable to NIC, net of tax	$86	$161	$(10)	$30	$(165)	$102
Income tax expense	—	—	—	—	(10)	(10)
Segment profit (loss)	$86	$161	$(10)	$30	$(155)	$112
Depreciation and amortization	$26	$1	$4	$16	$2	$49
Interest expense	—	—	—	22	47	69
Equity in income (loss) of non-consolidated affiliates	(1)	1	—	—	—	—
Capital expenditures(B)	32	4	—	—	8	44

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended October 31, 2018
External sales and revenues, net	$2,576	$631	$76	$42	$(8)	$3,317
Intersegment sales and revenues	43	2	17	28	(90)	—
Total sales and revenues, net	$2,619	$633	$93	$70	$(98)	$3,317
Income (loss) from continuing operations attributable to NIC, net of tax	$197	$156	$4	$26	$(195)	$188
Income tax expense	—	—	—	—	(27)	(27)
Segment profit (loss)	$197	$156	$4	$26	$(168)	$215
Depreciation and amortization	$30	$1	$2	$14	$4	$51
Interest expense	—	—	—	28	59	87
Equity in income (loss) of non-consolidated affiliates	—	1	(1)	—	—	—
Capital expenditures(B)	25	1	1	—	7	34

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2019
External sales and revenues, net	$8,501	$2,239	$309	$193	$9	$11,251
Intersegment sales and revenues	84	6	34	104	(228)	—
Total sales and revenues, net	$8,585	$2,245	$343	$297	$(219)	$11,251
Income (loss) from continuing operations attributable to NIC, net of tax	$269	$598	$—	$123	$(769)	$221
Income tax expense	—	—	—	—	(19)	(19)
Segment profit (loss)	$269	$598	$—	$123	$(750)	$240
Depreciation and amortization	$104	$5	$11	$64	$9	$193
Interest expense	—	—	—	105	207	312
Equity in income (loss) of non-consolidated affiliates	2	3	(1)	—	—	4
Capital expenditures(B)	101	7	2	2	22	134

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2018
External sales and revenues, net	$7,386	$2,399	$305	$160	$—	$10,250
Intersegment sales and revenues	104	8	55	97	(264)	—
Total sales and revenues, net	$7,490	$2,407	$360	$257	$(264)	$10,250
Income (loss) from continuing operations attributable to NIC, net of tax	$397	$569	$2	$88	$(716)	$340
Income tax expense	—	—	—	—	(52)	(52)
Segment profit (loss)	$397	$569	$2	$88	$(664)	$392
Depreciation and amortization	$130	$6	$10	$55	$10	$211
Interest expense	—	—	—	92	235	327
Equity in income (loss) of non-consolidated affiliates	2	3	(5)	—	—	—
Capital expenditures(B)	99	2	3	1	8	113

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
October 31, 2019	$1,705	$688	$296	$2,774	$1,454	$6,917
October 31, 2018	2,085	636	331	2,648	1,530	7,230
_________________________

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $208 million and $182 million for the years ended October 31, 2019 and 2018, respectively.

(B)	Exclusive of purchases of equipment leased to others and liabilities related to capital expenditures.

SEC Regulation G Non-GAAP Reconciliation:
The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.
Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):
We define EBITDA as our consolidated net income (loss) attributable to Navistar International Corporation, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.
Adjusted EBITDA and Adjusted Net Income (loss) attributable to NIC:
We believe that adjusted EBITDA and adjusted Net Income (loss) attributable to NIC, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.
Manufacturing Cash, Cash Equivalents, and Marketable Securities:
Manufacturing cash, cash equivalents, and marketable securities represent the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.
Structural costs consist of Selling, general and administrative expenses and Engineering and product development costs.
Manufacturing free cash flow consists of Net cash from operating activities and Capital Expenditures, all from our Manufacturing operations.
EBITDA reconciliation:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2019	2018	2019	2018
Income from continuing operations attributable to NIC, net of tax	$102	$188	$221	$340
Plus:
Depreciation and amortization expense	49	51	193	211
Manufacturing interest expense(A)	47	59	207	235
Adjusted for:
Income tax expense	(10)	(27)	(19)	(52)
EBITDA	$208	$325	$640	$838
______________________

(A)
Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense.

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2019	2018	2019	2018
Interest expense	$69	$87	$312	$327
Less: Financial services interest expense	22	28	105	92
Manufacturing interest expense	$47	$59	$207	$235

Adjusted EBITDA Reconciliation:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2019	2018	2019	2018
EBITDA (reconciled above)	$208	$325	$640	$838
Adjusted for significant items of:
Adjustments to pre-existing warranties(A)	(4)	(5)	3	(9)
Asset impairment charges(B)	1	3	7	14
Restructuring of manufacturing operations(C)	13	—	14	(1)
MaxxForce Advanced EGR engine lawsuits(D)	1	—	129	1
Gain on sale(E)	—	—	(56)	—
Debt refinancing charges(F)	—	—	6	46
Pension settlement(G)	—	—	142	9
Settlement gain(H)	—	(1)	(3)	(72)
Total adjustments	11	(3)	242	(12)
Adjusted EBITDA	$219	$322	$882	$826
Adjusted Net Income attributable to NIC:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2019	2018	2019	2018
Net income from continuing operations attributable to NIC	$102	$188	$221	$340
Adjusted for significant items of:
Adjustments to pre-existing warranties(A)	(4)	(5)	3	(9)
Asset impairment charges(B)	1	3	7	14
Restructuring of manufacturing operations(C)	13	—	14	(1)
MaxxForce Advanced EGR engine lawsuits(D)	1	—	129	1
Gain on sale(E)	—	—	(56)	—
Debt refinancing charges(F)	—	—	6	46
Pension settlement(G)	—	—	142	9
Settlement gain(H)	—	(1)	(3)	(72)
Total adjustments	11	(3)	242	(12)
Tax effect (I)	1	4	(40)	(1)
Adjusted net income attributable to NIC	$114	$189	$423	$327
_____________________

(A)
Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historical and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.

(B)
During 2019, we recorded $7 million of asset impairment charges relating to certain assets under operating leases in our Truck segment. During 2018, we recorded $14 million of impairment charges related to the exit of our railcar business in Cherokee, Alabama, certain long-lived assets and certain assets under operating leases in our Truck and Financial Services segments.

(C)
During 2019, we recorded charges of $14 million primarily related to cost reduction actions recorded in Costs of product sold and Restructuring charges in our Global Operations segment. During 2018, we recognized a benefit of $1 million related to adjustments for restructuring charges in our Truck, Global Operations and Corporate segments.

(D)
During 2019, we recognized a net charge of $129 million related to the MaxxForce Advanced EGR engine class action settlement and related litigation in our Truck segment. During 2018, we recognized a charge of $1 million for a jury verdict related to the MaxxForce Advanced EGR engine lawsuits in our Truck segment.

(E)
During 2019, we recognized a gain of $51 million related to the sale of a majority interest in the Navistar Defense business in our Truck segment, and a gain of $5 million related to the sale of our joint venture in China with JAC in our Global Operations segment.

(F)
During 2019, we recorded a charge of $6 million for the write-off of debt issuance costs and discounts associated with the NFC Term Loan. During 2018, we recorded a charge of $46 million for the write off of debt issuance costs and discounts associated with the repurchase of our 8.25% Senior Notes and the refinancing of our previously existing Term Loan.

(G)
During 2019 and 2018, we purchased group annuity contracts for certain retired pension plan participants resulting in plan remeasurements. As a result, we recorded pension settlement charges of $142 million and $9 million respectively, in Other expense, net in Corporate.

(H)
During 2019, we recorded interest income of $3 million in Other expense, net derived from the prior year settlement of a business economic loss claim. During 2018, we settled a business economic loss claim relating to our Alabama engine manufacturing facility from the Deepwater Horizon Settlement Program. As a result, we recorded the net present value of the settlement of $70 million and related interest income of $2 million in Other expense, net.

(I)	Tax effect is calculated by excluding the tax impact of the non-GAAP adjustments from the tax provision calculations.

Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of October 31, 2019
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$1,328	$42	$1,370
Marketable securities	—	—	—
Total cash, cash equivalents, and marketable securities	$1,328	$42	$1,370
Manufacturing free cash flow reconciliation:

(in millions)	October 31, 2019
Consolidated net cash from operating activities	$450
Less: Net cash from Financial Services Operations	55
Net cash from Manufacturing Operations(A)	395
Less: Manufacturing capital expenditures	132
Manufacturing free cash flow	$263
______________________

(A)	Net of adjustments required to eliminate certain intercompany transactions between Manufacturing operations and Financial Services operations.